                                                                   EXHIBIT 99.1


                                                  Contact: Robert B. Nolen, Jr.
                                                           President and Chief
                                                           Executive Officer
                                                           (205) 221-4111


            PINNACLE BANCSHARES ANNOUNCES RESULTS FOR SECOND QUARTER


         Jasper, Alabama (July 24, 2003) - Robert B. Nolen, Jr., President and Chief Executive Officer of Pinnacle Bancshares, Inc. (AMEX:PLE), today announced Pinnacle's second quarter results of operations. For the three months ended June 30, 2003, net income was $595,000, compared with net income of $516,000 for the three months ended June 30, 2002. Net interest income after the provision for loan losses for the three months ended June 30, 2003, was $1,611,000, compared with $1,604,000 in the same period last year.

         For the six months ended June 30, 2003, net income was $1,299,000, compared with $958,000 for the six months ended June 30, 2002. Net interest income after the provision for loan losses for the six months ended June 30, 2003 was $3,154,000, compared with $3,134,000 in the same period last year.

         Mr. Nolen noted that a significant portion of the higher net income was related to non-interest income, which increased from $1,015,000 in the first half of 2002 to $1,586,000 in the six months ended June 30, 2003. This increase was primarily attributable to increases in net gains on the sale of loans held for sale and available-for-sale securities of $240,000 and $356,000, respectively.

         Mr. Nolen stated that the Company's net interest margin increased to 3.69% for the three months ended June 30, 2003, from 3.60% and 3.45% for the three months ended March 31, 2003 and June 30, 2002, respectively.

         Mr. Nolen also noted that the provision for loan losses in the six months ended June 30, 2003 was $535,000, compared to $296,000 in the first half of 2003. As a percent of total loans, the allowance for total loans increased from 1.11% at December 31, 2002 to 1.27% at June 30, 2003.

         Pinnacle Bancshares, Inc.'s wholly owned subsidiary Pinnacle Bank has six offices located in central and northwest Alabama.


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                           PINNACLE BANCSHARES, INC.
                         UNAUDITED FINANCIAL HIGHLIGHTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                               Three Months Ended June 30,
                                            ---------------------------------
                                               2003                   2002
                                            ----------             ----------

Net income                                  $  595,000             $  516,000
Basic earnings per share                    $     0.38             $     0.29
Diluted earnings per share                  $     0.37             $     0.29

Performance ratios (annualized):
   Return on average assets                       1.08%                  0.95%
   Return on average equity                      12.23%                 10.36%
   Interest rate spread                           3.62%                  3.38%
   Net interest margin                            3.69%                  3.45%
   Operating cost to assets                       2.53%                  2.47%

Weighted average basic shares
  outstanding                                1,575,838              1,775,384
Weighted average diluted shares
  outstanding                                1,605,532              1,784,214
Dividends per share                         $     0.10             $     0.10
Provision for loan losses                   $  268,000             $  138,000


                                                 Six Months Ended June 30,
                                            ------------------------------------
                                               2003                     2002
                                            ----------                ----------

Net income                                  $1,299,000                $  958,000
Basic earnings per share                    $     0.81                $     0.54
Diluted earnings per share                  $     0.80                $     0.54

Performance ratios (annualized):
   Return on average assets                       1.19%                     0.89%
   Return on average equity                      13.11%                     9.74%
   Interest rate spread                           3.57%                     3.35%
   Net interest margin                            3.65%                     3.42%
   Operating cost to assets                       2.51%                     2.50%

Weighted average basic shares
  outstanding                                1,608,126                 1,775,384
Weighted average diluted shares
  outstanding                                1,632,421                 1,777,591
Dividends per share                         $     0.20                $     0.20
Provision for loan losses                   $  535,000                $  296,000


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
                                                    June 30, 2003          December 31, 2002
                                                    -------------          -----------------

Total assets                                        $220,916,000             $218,290,000
Loans receivable                                    $113,740,000             $119,375,000
Deposits                                            $188,731,000             $188,955,000
Total stockholders' equity                          $ 19,849,000             $ 19,955,000
Book value per share                                $      12.60             $      11.27
Stockholders' equity to assets ratio                         9.0%                     9.1%

Asset quality ratios:
  Nonperforming loans as a percent of                       1.12%                    0.98%
    total loans
  Nonperforming assets as a percent of                      1.31%                    1.27%
    total assets
  Allowance for loan losses as a percent                    1.27%                    1.11%
    of total loans
  Allowance for loan losses as a percent                  113.63%                  112.99%
    of nonperforming loans


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